Exhibit 23.3

Source Energy Corp.
3555 Santoro Way, Suite A
San Diego, CA 92130
Phone (858) 259-2271
Fax (858) 259-2273

April 15, 2013

Mr. Stephen Hosmer
Royale Energy Inc.
7676 Hazard Center Drive, Suite 1500
San Diego, CA 92108

Dear Mr. Hosmer:

We hereby consent to the incorporation by reference in the registration statement (No. 333-163184) on Form S-3 of Royale Energy, Inc. (the “Company”) of the reference to Source Energy Corp. and the inclusion of our report dated February 14, 2013, in the Annual Report on Form 10-K for the year ended December 31, 2012, of the Company, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the captions "Experts" in the Prospectus, which is part of this Registration Statement.

Source Energy Corp

By: /s/ James Frimodig
Title: President